UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 2, 2017

ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-14323	76-0568219
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

1100 Louisiana Street, 10th Floor, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (713) 381-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

   Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 2.02.  Results of Operations and Financial Condition.

On November 2, 2017, Enterprise Products Partners L.P. (“Enterprise” or the “Partnership”) (NYSE:EPD) issued a press release announcing its financial and operating results for the three and nine months ended September 30, 2017, and will hold a webcast conference call discussing those results.  A copy of the earnings press release is furnished as Exhibit 99.1 to this Current Report, which is hereby incorporated by reference into this Item 2.02. The webcast conference call will be archived and available for replay on Enterprise’s website at www.enterpriseproducts.com for 90 days.

Item 8.01.  Other Events.

The information presented in this Item 8.01 has not been reviewed by our independent auditors and is subject to revision as we prepare our consolidated financial statements as of and for the three and nine months ended September 30, 2017.  This information is not a comprehensive statement of our financial results for the quarterly period ended September 30, 2017, and our actual results may differ materially from these estimates as a result of the completion of our financial closing process, final adjustments (if any) and other developments arising between now and the time that our financial results for the three and nine months ended September 30, 2017 are finalized.

Forward-Looking Statements

Certain matters discussed in this Current Report are forward-looking statements that involve certain risks and uncertainties, such as Enterprise’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  Enterprise disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Condensed Consolidated Financial Highlights – Third Quarter 2017 Results (Unaudited)

On November 2, 2017, Enterprise announced its consolidated financial results for the three and nine months ended September 30, 2017.  The following table presents condensed consolidated financial highlights for the periods and at the dates indicated (dollars in millions, except per unit amounts):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Selected Income Statement Data:
Revenues	$6,886.9	$5,920.4	$20,814.9	$16,543.5
Costs and expenses	6,121.1	5,107.7	18,280.6	14,155.8
Equity in income of unconsolidated affiliates	113.4	92.3	315.2	269.8
Operating income	879.2	905.0	2,849.5	2,657.5
Interest expense	243.9	250.9	739.0	735.6
Provision for income taxes	5.4	4.8	20.1	13.1
Net income	621.3	643.1	2,058.3	1,883.3
Net income attributable to noncontrolling interests	10.4	8.5	33.0	29.0
Net income attributable to limited partners	610.9	634.6	2,025.3	1,854.3

Earnings per unit, fully diluted	$0.28	$0.30	$0.94	$0.89

Gross Operating Margin by Segment:
NGL Pipelines & Services	$770.9	$703.5	$2,386.8	$2,206.3
Crude Oil Pipelines & Services	190.4	254.0	691.7	633.7
Natural Gas Pipelines & Services	170.7	178.5	536.0	533.6
Petrochemical & Refined Products Services	172.4	171.6	542.6	501.9
Total segment gross operating margin (1)	1,304.4	1,307.6	4,157.1	3,875.5
Net adjustment for shipper make-up rights (2)	8.9	4.4	3.2	15.0
Non-GAAP total gross operating margin	$1,313.3	$1,312.0	$4,160.3	$3,890.5

	September 30,	December 31,
	2017	2016
	(Unaudited)
Selected Balance Sheet Data:
Cash and cash equivalents (unrestricted)	$32.9	$63.1
Total assets	53,300.6	52,194.0
Total debt principal outstanding, including current maturities	24,934.4	23,901.6
Partners’ equity	22,330.6	22,047.0
Noncontrolling interests	218.3	219.0
(1) Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).
(2) Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects. These adjustments are included in managements’ evaluation of segment results. However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.

Earnings per unit amounts discussed in this Item 8.01 are on a fully diluted basis.

For the third quarter of 2017, depreciation, amortization and accretion expenses totaled $413 million, cash distributions received from unconsolidated affiliates were $123 million and the non-cash expense attributable to changes in the fair market value of the Liquidity Option Agreement was $9 million.  In addition, for the third quarter of 2017, our total capital investments were approximately $1.0 billion, which includes $54 million of sustaining capital expenditures.

Review of Segment Performance for Third Quarter 2017

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment increased 10 percent, or $67 million, to $771 million for the third quarter of 2017 from $704 million for the third quarter of 2016.  We estimate that the effects of Hurricane Harvey reduced gross operating margin in this segment by approximately $7 million for the third quarter of 2017 primarily from reduced transportation volumes and lost business opportunities.

Enterprise’s natural gas processing and related natural gas liquids (“NGL”) marketing business generated gross operating margin of $203 million for the third quarters of both 2017 and 2016.  Total fee-based processing volumes were 4.8 billion cubic feet per day (“Bcf/d”)  for the third quarter of 2017 compared to 4.6 Bcf/d for the third quarter of 2016, and total equity NGL production increased to 166 thousand barrels per day (“MBPD”) this quarter from 116 MBPD for the third quarter of 2016.

Enterprise’s natural gas processing business reported a $10 million increase in gross operating margin for the third quarter of 2017 compared to the same quarter in 2016.  In general, gross operating margin for the natural gas processing business for the third quarter of 2017 benefited from higher processing margins, equity NGL production and fee-based volumes, which were partially offset by a $23 million decrease from hedging activities.  The decrease in gross operating margin from hedging activities was comprised of approximately $13 million of hedging losses in the third quarter of 2017 compared to $10 million of hedging gains in the third quarter of 2016.  The processing business incurred approximately $7 million of costs in the third quarter of 2016 related to a fire at our Pascagoula processing plant in Mississippi.  The Pascagoula facility returned to commercial service in December 2016.

Gross operating margin from the partnership’s NGL marketing business for the third quarter of 2017 decreased $10 million compared to the third quarter of 2016, primarily due to lower contributions from marketing activities associated with our storage assets.

Gross operating margin from the partnership’s NGL pipelines and storage business increased $57 million, or 15 percent, to $435 million for the third quarter of 2017 compared to the third quarter of 2016.  NGL transportation volumes increased 7 percent to 3.1 million barrels per day (“BPD”) for the third quarter of 2017 versus the same quarter of 2016.   NGL marine terminal volumes increased 22 percent to 456 MBPD for the third quarter of 2017 compared to the third quarter of last year.

Gross operating margin from Enterprise’s NGL marine terminals and related Houston Ship Channel Pipeline for the third quarter of 2017 increased by a total of $16 million compared to the third quarter of 2016.  The Morgan’s Point ethane export terminal loaded 100 MBPD of cargoes in the third quarter of 2017 and accounted for $14 million of the increase in gross operating margin.

Enterprise’s ATEX ethane pipeline reported a $15 million increase in gross operating margin for the third quarter of 2017 compared to the third quarter of 2016 primarily from higher volumes.  ATEX volumes increased by 26 MBPD for the third quarter of 2017 versus the same quarter in 2016.  The Mont Belvieu NGL and related product storage business accounted for $10 million of the increase in gross operating margin this quarter, primarily due to higher fees.

Enterprise’s Tri-States, Wilprise, Chaparral and affiliated pipelines reported an aggregate $16 million increase in gross operating margin for the third quarter of 2017 compared to the third quarter of last year, primarily attributable to a 67 MBPD increase in volumes.

The partnership’s equity investments in the Texas Express and Front Range pipelines posted a combined $6 million increase in gross operating margin for the third quarter of 2017 when compared to the third quarter of last year, primarily due to contractual increases in committed volumes.

Gross operating margin from the partnership’s NGL fractionation business increased $10 million to $132 million for the third quarter of 2017 compared to the third quarter of 2016.  Enterprise benefited from higher fractionation volumes at its Mont Belvieu, Hobbs and Louisiana plants this quarter, as well as increased revenues from blending

activities.   Total fractionation volumes increased 24 MBPD to 815 MBPD for the third quarter of 2017 compared to the third quarter of 2016.

Crude Oil Pipelines & Services – Gross operating margin from the partnership’s Crude Oil Pipelines & Services segment decreased $64 million to $190 million for the third quarter of 2017 compared to the third quarter of 2016.  Approximately $45 million of the decrease in gross operating margin from last year was attributable to non-cash, mark-to-market losses associated with financial instruments used in the crude oil marketing business.  We estimate that the effects of Hurricane Harvey reduced gross operating margin in this segment by approximately $2 million for the third quarter of 2017 from reduced transportation volumes and lost business opportunities.  Total crude oil pipeline transportation volumes were 1.5 million BPD for the third quarter of 2017 compared to 1.4 million BPD for the third quarter of 2016.  Total crude oil marine terminal volumes were 452 MBPD for the third quarter of 2017 compared to 520 MBPD for the third quarter of 2016.

Gross operating margin from Enterprise’s crude oil marketing and related activities decreased $83 million in the third quarter of 2017 compared to the third quarter of 2016.  The partnership had a $45 million decrease in mark-to-market valuation of its financial instruments related to certain marketing activities, which was comprised of $22 million of mark-to-market losses in the third quarter of 2017 versus $23 million of mark-to-market gains in the third quarter of 2016.  Also contributing to the reduction in gross operating margin was a $39 million decrease from other marketing activities impacted by lower crude oil sales margins.

Gross operating margin from our crude oil marine terminals on the Houston Ship Channel and Beaumont decreased by a total of $9 million for the third quarter of 2017 compared to the third quarter of 2016, primarily due to higher maintenance and other operating costs.  Total crude oil unloading and loading volumes at these marine terminals decreased by 17 MBPD in the third quarter of 2017 compared to the same quarter in 2016 due in part to the effects of Hurricane Harvey.

Gross operating margin from our South Texas Crude Oil Pipeline system and equity investment in the Eagle Ford Crude Oil Pipeline increased by a total of $31 million for the third quarter of 2017 compared to the third quarter of last year, primarily due to higher deficiency fee revenues and an aggregate 103 MBPD increase in volumes on the two systems.

Our EFS Midstream System had an $8 million increase in gross operating margin this quarter compared to the third quarter of 2016, primarily due to higher deficiency fee revenues.

Natural Gas Pipelines & Services – Gross operating margin from the partnership’s Natural Gas Pipelines & Services segment was $171 million for the third quarter of 2017 compared to $179 million for the third quarter of 2016.  Total natural gas transportation volumes were 12.4 trillion British thermal units per day (“TBtu/d”) for the third quarter of 2017 compared to 12.0 TBtu/d for the same quarter of last year.

The partnership’s Permian, Haynesville, BTA and Piceance natural gas gathering systems reported an aggregate $7 million increase in gross operating margin to $22 million for the third quarter of 2017 compared to the third quarter of 2016.  Total volumes for these systems in the third quarter of 2017 increased by 0.6 TBtu/d compared to the third quarter of last year.  We acquired the BTA system as part of the Azure acquisition that was completed in the second quarter of 2017.

The Acadian Gas System reported a net $5 million decrease in gross operating margin for the third quarter of 2017 compared to the third quarter of 2016, primarily due to lower average capacity fees and higher operating costs, which more than offset incremental revenues associated with a 0.3 TBtu/d, or 15 percent, increase in pipeline volumes.  The Texas Intrastate System reported a $3 million decrease in gross operating margin for the third quarter of 2017 compared to the third quarter of last year, primarily due to lower fees and volumes from lower production in the Eagle Ford and Barnett Shale.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $172 million for the third quarters of both 2017 and 2016.  We estimate that the effects of Hurricane Harvey reduced gross operating margin for the third quarter of 2017 by approximately $25 million for this segment.

Gross operating margin for Enterprise’s octane enhancement and high-purity isobutylene business increased $18 million for the third quarter of 2017 compared to the third quarter of 2016, primarily due to lower operating costs and higher sales margins.  Total plant production volumes were 24 MBPD this quarter compared to 27 MBPD for the third quarter of 2016.

The partnership’s propylene fractionation business reported a $13 million decrease in gross operating margin for the third quarter of 2017 compared to the third quarter of 2016, primarily due to higher plant operating and PDH commissioning costs.  Propylene fractionation volumes were 78 MBPD for this quarter compared to 76 MBPD for the third quarter of last year.  Propylene export volumes increased 5 MBPD to 21 MBPD for the third quarter of 2017 compared to the third quarter of 2016.

Higher transportation volumes on our TE Products Pipeline led to a $3 million increase in gross operating margin for the third quarter of 2017 compared to the third quarter of 2016.  Related product terminals reported a $7 million decrease in gross operating margin for the third quarter of 2017 compared to the third quarter of 2016, as a result of lower volumes and higher operating costs.

Gross Operating Margin

We evaluate segment performance based on our financial measure of gross operating margin. Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

This Current Report references total gross operating margin, which is a non-generally accepted accounting principle (“non-GAAP”) financial performance measure.   The GAAP financial measure that is most directly comparable to total gross operating margin is operating income.   The following table presents a reconciliation of operating income to total gross operating margin for the periods indicated (dollars in millions):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Operating income (GAAP)	$879.2	$905.0	$2,849.5	$2,657.5
Adjustments to reconcile operating income to total gross operating margin:
Add depreciation, amortization and accretion expense	383.9	367.1	1,139.3	1,085.6
Add asset impairment and related charges in operating costs and expenses	10.0	6.8	35.2	28.7
Subtract net gains attributable to asset sales	(1.1)	(8.9)	(1.1)	(2.3)
Add general and administrative costs	41.3	42.0	137.4	121.0
Total gross operating margin (non-GAAP)	$1,313.3	$1,312.0	$4,160.3	$3,890.5

Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100% basis before any allocation of earnings to noncontrolling interests.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Enterprise Products Partners L.P. earnings press release dated November 2, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.
	By:	Enterprise Products Holdings LLC, its General Partner

Date: November 2, 2017	By:	/s/ R. Daniel Boss
	Name:	R. Daniel Boss
	Title:	Senior Vice President-Accounting and Risk Control of Enterprise Products Holdings LLC

	By:	/s/ Michael W. Hanson
	Name:	Michael W. Hanson
	Title:	Vice President and Principal Accounting Officer of Enterprise Products Holdings LLC